EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE

REPORTS THIRD QUARTER 2007 RESULTS

BOCA RATON, Fla. – November 5, 2007 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $185.1 million in the third quarter ended September 30, 2007, a 14% increase from the prior year quarter. Net income for the third quarter increased to $7.0 million, or $0.22 per diluted share. A year earlier, the Company reported third quarter revenue of $162.9 million and net income of $0.1 million, or $0.00 per diluted share, including an after-tax charge of approximately $5.4 million, or $0.17 per diluted share, related to the settlement of a lawsuit. Cash flow from operations for the third quarter of 2007 was $8.7 million.

For the nine month period ended September 30, 2007, Cross Country Healthcare reported revenue of $536.6 million and net income of $17.3 million, or $0.53 per diluted share. This compares to revenue of $479.4 million and net income of $9.1 million, or $0.28 per diluted share, in the first nine months of the prior year, including the aforementioned charge. Cash flow from operations for the first nine months of 2007 was $17.3 million.

“The significant improvement in our results in the third quarter reflected top line growth and margin expansion in our travel nurse staffing business, substantial contributions from the three clinical trials services acquisitions made since August 2006, and organic growth in our clinical trials services business. While we anticipated that the clinical trials services segment would show strong performance in the third quarter, its results exceeded our expectations,” said Joseph A. Boshart, President and CEO of Cross Country Healthcare, Inc.

“At the same time, we are very pleased with the performance of our travel nurse staffing business in the third quarter. Margin improvement arose from an increase in the bill-pay spread, elimination of costs associated with a co-marketing relationship, and improvement in the pace of payments from certain slow pay accounts. We expect continued margin improvement in our travel nurse staffing business in the fourth quarter,” added Mr. Boshart.

Nurse and Allied Staffing

For the third quarter of 2007, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $145.8 million, an increase of 6% from the prior year quarter. This reflects higher revenue from travel staffing on a year-over-year basis and sequentially from the second quarter of 2007.

Contribution income (defined as income from continuing operations before interest, income taxes, depreciation and amortization, legal settlement charge and corporate expenses not specifically identified to a reporting segment) increased 6% in the third quarter of 2007 to $14.3 million from $13.5 million in the same quarter a year ago.

Segment staffing volume increased 2% from the prior year quarter and decreased 1% sequentially from the second quarter of 2007. Travel staffing volume increased 5% year-over-year and declined 1% on a sequential basis.

For the first nine months of 2007, segment revenue increased 6% to $433.5 million from $409.7 million in the same period a year ago, while contribution income increased 3% to $39.4 million from $38.1 million in the prior year period.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Clinical Trials Services

For the third quarter of 2007, the clinical trials services segment generated revenue of $26.2 million, an increase of 97% from $13.3 million in the prior year quarter. The year-over-year improvement reflected the additional revenue from the Metropolitan Research, AKOS and Assent acquisitions, as well as a significant increase in organic revenue.

Contribution income increased 191% in the third quarter of 2007 to $5.1 million from $1.7 million in the same quarter of 2006 due to a combination of higher revenue, an improvement in the organic gross profit margin, as well as the additional contribution from the acquired businesses.

For the first nine months of 2007, segment revenue increased 91% on a year-over-year basis to $65.4 million from $34.3 million in the same period a year ago, while contribution income increased 140% to $10.6 million from $4.4 million in the prior year period.

Other Human Capital Management Services

For the third quarter of 2007, the other human capital management services business segment (education and training and retained search) generated revenue of $13.2 million, a 15% increase from revenue of $11.5 million in the same quarter in the prior year. The increase reflected higher revenue from both the retained search business and the education and training business. Segment contribution income decreased to $1.6 million in the third quarter of 2007 from $2.2 million in the prior year quarter due to higher legal expenses related to a specific case that concluded during the third quarter of 2007, and higher direct mail costs.

For the first nine months of 2007, segment revenue increased 6% to $37.6 million from $35.5 million in the same period a year ago, while contribution income decreased to $5.7 million from $7.1 million in the prior year period.

Debt Repayments/Borrowings

During the third quarter of 2007, the Company borrowed $15.2 million net of repayments from its revolving credit facility, which was primarily used to fund the Assent Consulting acquisition, fund capital expenditures and to repurchase shares of its common stock. At September 30, 2007, the Company had $44.1 million of total debt on its balance sheet and a debt to total capitalization ratio of 10.2%.

Stock Repurchase Program Update

The Company repurchased 116,340 shares of its common stock during the third quarter of 2007 at an average cost of $15.78 per share. The Company can repurchase up to an additional 1,222,874 shares of its common stock under its current authorization. Shares may be repurchased from time-to-time in the open market subject to the constraints of the Company’s current credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At September 30, 2007, the Company had approximately 31.9 million shares outstanding.

Guidance For Fourth Quarter And Full-Year 2007

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, significant legal proceedings or significant repurchases of the Company's common stock.

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Cross Country Healthcare expects revenue in the fourth quarter of 2007 to be in the $179 million to $182 million range and earnings per diluted share to be in the range of $0.21 to $0.23. For the full-year, the Company expects 2007 revenue to be in the $715 million to $718 million range and earnings per diluted share to be in the range of $0.74 to $0.76.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, November 6th at 10:00 a.m. Eastern Time to discuss its third quarter 2007 financial results. This call will be webcast live by CCBN/Thomson Financial and may be accessed at the Company's web site at www.crosscountryhealthcare.com or by dialing 877-915-2768 from anywhere in the U.S. or by dialing 203-844-7000 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through November 20th. A replay of the conference call will be available by telephone from approximately noon on November 6th until November 20th by calling 866-386-1316 from anywhere in the U.S. or 203-369-0402 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing and related services in the United States. The Company has a national client base of approximately 4,000 hospitals, pharmaceutical companies and other healthcare providers. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including from time to time entering into Letters of Intent which may or may not result in the completion of an acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our Quarterly Reports on Form 10-Q issued during 2007. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is our intention to update guidance quarterly, it should not be assumed that our silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877.686.9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Condensed Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change

Revenue from services	$185,124	$162,876	14%	$536,556	$479,407	12%
Operating expenses:
Direct operating expenses	139,266	125,083	11%	408,606	367,983	11%
Selling, general and administrative expenses	31,486	26,790	18%	90,927	81,779	11%
Bad debt expense	—	—		1,265	22	NM
Depreciation	1,370	1,315	4%	4,359	4,020	8%
Amortization	622	418	49%	1,361	1,130	20%
Legal settlement charge	—	8,827	(100%)	34	8,827	(100%)
Total operating expenses	172,744	162,433	6%	506,552	463,761	9%
Income from operations	12,380	443	NM	30,004	15,646	92%
Other expenses:
Foreign exchange loss	59	—	ND	59	—	ND
Interest expense, net	808	273	196%	1,823	979	86%
Income from continuing operations before income taxes	11,513	170	NM	28,122	14,667	92%
Income tax expense	4,464	50	NM	10,810	5,660	91%
Income from continuing operations	7,049	120	NM	17,312	9,007	92%
Discontinued operations, net of income taxes	—	2	(100%)	—	118	(100%)
Net income	$7,049	$122	NM	$17,312	$9,125	90%

Net income per common share - basic:
Income from continuing operations	$0.22	$0.00		$0.54	$0.28
Discontinued operations, net of income taxes	—	0.00		—	0.00
Net income	$0.22	$0.00		$0.54	$0.28

Net income per common share - diluted:
Income from continuing operations	$0.22	$0.00		$0.53	$0.28
Discontinued operations, net of income taxes	—	0.00		—	0.00
Net income	$0.22	$0.00		$0.53	$0.28

Weighted average common shares outstanding - basic	31,954	32,067		32,041	32,095
Weighted average common shares outstanding - diluted	32,433	32,618		32,631	32,721

ND - Not determinable

NM - Not meaningful

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets (1)

(Unaudited, amounts in thousands)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	123,848	114,735
Deferred tax assets	5,360	7,888
Income taxes receivable	2,333	1,602
Other current assets	18,151	18,126
Total current assets	149,692	142,351
Property and equipment, net	24,284	20,562
Trademarks, net	19,253	17,199
Goodwill, net	325,253	310,173
Other identifiable intangible assets, net	16,690	9,310
Other assets	1,474	1,331
Total assets	$536,646	$500,926

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$11,838	$13,744
Accrued employee compensation and benefits	27,701	29,213
Current portion of long-term debt	1,196	1,550
Accrued legal settlement charge	—	6,704
Other current liabilities	8,895	5,931
Total current liabilities	49,630	57,142
Non-current deferred tax liabilities	45,880	39,972
Long-term debt	42,918	19,979
Other long-term liabilities	10,386	8,977
Total liabilities	148,814	126,070

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	250,272	254,273
Other stockholders' equity	137,557	120,580
Total stockholders' equity	387,832	374,856

Total liabilities and stockholders' equity	$536,646	$500,926

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(1)

Prior period data has been reclassified to conform to current period's presentation.

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2006	% Change	2007	2006	% Change

Revenue from unaffiliated customers:
Nurse and allied staffing	$145,780	$138,111	6%	$433,497	$409,661	6%
Clinical trials services	26,164	13,290	97%	65,444	34,267	91%
Other human capital management services	13,180	11,475	15%	37,615	35,479	6%
	$185,124	$162,876	14%	$536,556	$479,407	12%

Contribution income (b)
Nurse and allied staffing	$14,329	$13,473	6%	$39,385	$38,110	3%
Clinical trials services	5,064	1,740	191%	10,597	4,412	140%
Other human capital management services	1,639	2,181	(25%)	5,728	7,097	(19%)
	21,032	17,394	21%	55,710	49,619	12%

Unallocated corporate overhead	6,660	6,391	4%	19,952	19,996	(0%)
Depreciation	1,370	1,315	4%	4,359	4,020	8%
Amortization	622	418	49%	1,361	1,130	20%
Legal settlement charge	—	8,827	(100%)	34	8,827	(100%)
Foreign exchange loss	59	—	ND	59	—	ND
Interest expense, net	808	273	196%	1,823	979	86%
Income from continuing operations before income taxes	$11,513	$170	NM	$28,122	$14,667	92%

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net cash provided by operating activities (in thousands)	$8,696	$9,610	$17,326	$29,711

Nurse and allied staffing statistical data:
FTEs (c)	4,999	4,912	5,067	4,974
Weeks worked (d)	64,987	63,856	197,613	193,986
Average nurse and allied staffing revenue per FTE per week (e)	$2,243	$2,163	$2,194	$2,112

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(a)

Prior period segment data has been reclassified to segregate clinical trials services as a separate business segment. Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from continuing operations before interest, income taxes, depreciation, amortization, foreign exchange loss, legal settlement charge and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis. Clinical trials services are no longer included in this statistic.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average nurse and allied staffing revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods. Nurse and allied staffing revenue includes revenue from permanent placement of nurses.